Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 October 21, 2024
www.zionsbancorporation.com
Third Quarter 2024 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Shannon Drage (801) 844-8208
Media Contact: Rob Brough (801) 844-7979

Zions Bancorporation, N.A. reports: 3Q24 Net Earnings of $204 million, diluted EPS of $1.37 compared with 3Q23 Net Earnings of $168 million, diluted EPS of $1.13, and 2Q24 Net Earnings of $190 million, diluted EPS of $1.28
THIRD QUARTER RESULTS

$1.37	$204 million	3.03%	10.7%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated Common Equity Tier 1 ratio

THIRD QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $620 million, up 6%
	•	NIM was 3.03%, compared with 2.93%

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $302 million, up 8%; adjusted PPNR² was $299 million, up 10%
	•	Customer-related noninterest income was $161 million, up 3%
	•	Noninterest expense was $502 million, up 1%; adjusted noninterest expense² was $499 million, up 1%

Loans and Credit Quality	•	Loans and leases were $58.9 billion, up 3%
	•	The provision for credit losses was $13 million, compared with $41 million
	•	The allowance for credit losses was 1.25%, compared with 1.30%, of loans and leases
	•	The annualized ratio of net loan and lease charge-offs to average loans and leases was 0.02%, compared with 0.10%
	•	Nonperforming assets[3] were $368 million, or 0.62%, compared with $219 million, or 0.38%, of loans and leases and other real estate owned

	•	Classified loans were $2.1 billion, or 3.55%, compared with $769 million, or 1.35%, of loans and leases

Deposits and Borrowed Funds	•	Total deposits were $75.7 billion, up 0.4%; customer deposits (excluding brokered deposits) were $70.5 billion, up 2%
	•	Short-term borrowings, consisting primarily of secured borrowings, were $2.9 billion, down 33%

Capital	•	The estimated CET1 capital ratio was 10.7%, compared with 10.2%

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “We’re pleased with the continued improvement in our financial performance, reflected in the 21% increase in earnings per share over the same period last year. The net interest margin strengthened to 3.03% from 2.93% a year ago, and operating costs increased a modest 1%. Average noninterest-bearing demand deposits decreased 1.7% relative to the prior quarter of this year, but were flat to last quarter’s ending balance, suggesting continued stabilization of this important source of low-cost funding. Tangible common equity has grown 28% over the past year, and 8% over the past quarter.”
Mr. Simmons continued, “While classified loans increased 66% quarter over quarter, reflecting somewhat weaker fundamental performance in multi-family residential loans, we expect credit losses to remain well controlled as a result of strong equity and sponsorship in these deals. Realized total credit losses remained very low during the quarter at an annualized rate of 0.02% of loans.”
Mr. Simmons concluded, “Finally, we were pleased to announce during the quarter an agreement with FirstBank, headquartered in Lakewood, Colorado, to purchase four of their branches in California’s Coachella Valley with approximately $730 million in deposits and $420 million in loans. Upon receiving regulatory approval, these offices will become part of California Bank & Trust, and will strengthen our competitive position in that market.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Adjusted PPNR	$299	$272	$819	$909
Net charge-offs (recoveries)	$3	$14	$24	$27
Efficiency ratio	62.5%	64.4%	64.9%	62.2%
Weighted average diluted shares	147.2	147.7	147.2	147.8
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior year period unless otherwise specified.
2 For information on non-GAAP financial measures, see pages 16-17.
3 Does not include banking premises held for sale.

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Comparisons noted in the sections below are calculated for the current quarter versus the same prior year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				3Q24 - 2Q24		3Q24 - 3Q23
(In millions)	3Q24	2Q24	3Q23	$	%	$	%

Interest and fees on loans	$899	$877	$831	$22	3%	$68	8%
Interest on money market investments	67	56	35	11	20	32	91
Interest on securities	138	140	144	(2)	(1)	(6)	(4)
Total interest income	1,104	1,073	1,010	31	3	94	9
Interest on deposits	403	390	366	13	3	37	10
Interest on short- and long-term borrowings	81	86	59	(5)	(6)	22	37
Total interest expense	484	476	425	8	2	59	14
Net interest income	$620	$597	$585	$23	4	$35	6
				bps		bps
Yield on interest-earning assets[1]	5.35%	5.31%	5.02%	4		33
Rate paid on total deposits and interest-bearing liabilities[1]	2.36%	2.36%	2.10%	—		26
Cost of total deposits[1]	2.14%	2.11%	1.92%	3		22
Net interest margin[1]	3.03%	2.98%	2.93%	5		10
1 Taxable-equivalent rates used where applicable.
Net interest income increased $35 million, or 6%, in the third quarter of 2024, relative to the prior year period, as higher earning asset yields were partially offset by higher funding costs. Net interest income was also impacted by growth in average interest-earning assets. The net interest margin was 3.03%, compared with 2.93%.
The yield on average interest-earning assets was 5.35% in the third quarter of 2024, an increase of 33 basis points, reflecting higher interest rates and a favorable mix change to higher yielding assets. The yield on average loans and leases increased 31 basis points to 6.15%, and the yield on average securities increased 13 basis points to 2.86% in the third quarter of 2024.
The rate paid on total deposits and interest-bearing liabilities was 2.36%, compared with 2.10% in the prior year quarter, and the cost of total deposits was 2.14%, compared with 1.92%, reflecting the higher interest rate environment and reduced noninterest-bearing deposits.
Average interest-earning assets increased $2.2 billion, or 3% from the prior year quarter, as growth of $2.3 billion in average money market investments and $1.7 billion in average loans and leases, was partially offset by a decline of $1.8 billion in average securities. The decrease in average securities was primarily due to principal reductions.
Average interest-bearing liabilities increased $4.3 billion, or 8%, from the prior year quarter, driven by increases of $2.5 billion and $1.8 billion in average interest-bearing deposits and average borrowed funds, respectively.

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Noninterest Income
				3Q24 - 2Q24		3Q24 - 3Q23
(In millions)	3Q24	2Q24	3Q23	$	%	$	%

Commercial account fees	$46	$45	$43	$1	2%	$3	7%
Card fees	24	25	26	(1)	(4)	(2)	(8)
Retail and business banking fees	18	16	17	2	13	1	6
Loan-related fees and income	17	18	23	(1)	(6)	(6)	(26)
Capital markets fees	28	21	18	7	33	10	56
Wealth management fees	14	15	15	(1)	(7)	(1)	(7)
Other customer-related fees	14	14	15	—	—	(1)	(7)
Customer-related noninterest income	161	154	157	7	5	4	3
Fair value and nonhedge derivative income (loss)	(3)	(1)	7	(2)	NM	(10)	NM
Dividends and other income	5	22	12	(17)	(77)	(7)	(58)
Securities gains (losses), net	9	4	4	5	NM	5	NM
Total noninterest income	$172	$179	$180	$(7)	(4)	$(8)	(4)
Customer-related noninterest income increased $4 million, or 3%, compared with the prior year period. Capital markets fees increased $10 million, largely due to increased swap fees, loan syndication fees, and expanded real estate capital markets activity, and commercial account fees increased $3 million. These increases were partially offset by a $6 million decrease in loan-related fees and income, primarily due to higher gains on loan sales in the prior year period and a decline in loan servicing income resulting from the sale of associated mortgage servicing rights in the third quarter of 2023.
Fair value and nonhedge derivative income decreased $10 million, primarily due to credit valuation adjustments on client-related interest rate swaps, and dividends and other income decreased $7 million, primarily due to a decline in dividends on FHLB stock. These decreases were partially offset by an increase of $5 million in net securities gains, largely due to valuation adjustments in our SBIC investment portfolio.

Noninterest Expense
				3Q24 - 2Q24		3Q24 - 3Q23
(In millions)	3Q24	2Q24	3Q23	$	%	$	%

Salaries and employee benefits	$317	$318	$311	$(1)	—%	$6	2%
Technology, telecom, and information processing	66	66	62	—	—	4	6
Occupancy and equipment, net	40	40	42	—	—	(2)	(5)
Professional and legal services	14	17	16	(3)	(18)	(2)	(13)
Marketing and business development	12	13	10	(1)	(8)	2	20
Deposit insurance and regulatory expense	19	21	20	(2)	(10)	(1)	(5)
Credit-related expense	6	6	6	—	—	—	—
Other real estate expense, net	—	(1)	—	1	NM	—	NM
Other	28	29	29	(1)	(3)	(1)	(3)
Total noninterest expense	$502	$509	$496	$(7)	(1)	$6	1
Adjusted noninterest expense [1]	$499	$506	$493	$(7)	(1)	$6	1
1 For information on non-GAAP financial measures, see pages 16-17.
Total noninterest expense increased $6 million, or 1%, relative to the prior year quarter. Salaries and employee benefits expense increased $6 million, or 2%, primarily due to a decline in capitalized salaries related to reduced software development activities, as well as higher benefits accruals, and an additional business day during the current quarter. Technology, telecom, and information processing expense increased $4 million, or 6%, primarily due to increases in application software, license, and maintenance expenses. These increases were partially offset by

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decreases in other expenses including professional and legal services associated with reduced technology-related consulting services and occupancy and equipment expenses.
Adjusted noninterest expense increased $6 million, or 1%. The efficiency ratio was 62.5%, compared with 64.4%, due to an increase in adjusted taxable-equivalent revenue. For information on non-GAAP financial measures, see pages 16-17.
BALANCE SHEET ANALYSIS

Investment Securities
				3Q24 - 2Q24		3Q24 - 3Q23
(In millions)	3Q24	2Q24	3Q23	$	%	$	%
Investment securities:
Available-for-sale, at fair value	$9,495	$9,483	$10,148	$12	—%	$(653)	(6)%
Held-to-maturity, at amortized cost	9,857	10,065	10,559	(208)	(2)	(702)	(7)
Total investment securities, net of allowance	$19,352	$19,548	$20,707	$(196)	(1)	$(1,355)	(7)
Total investment securities decreased $1.4 billion, or 7%, to $19.4 billion at September 30, 2024, largely due to principal reductions. We invest in securities to actively manage liquidity and interest rate risk and to generate interest income. We primarily own securities that can readily provide us cash and liquidity through secured borrowing agreements without the need to sell the securities. Our fixed-rate securities portfolio helps balance the inherent interest rate mismatch between loans and deposits and protects the economic value of shareholders' equity. At September 30, 2024, the estimated duration of our investment securities portfolio, which measures price sensitivity to interest rate changes, was 3.6 percent, compared with 3.5 percent at September 30, 2023.

Loans and Leases
				3Q24 - 2Q24		3Q24 - 3Q23
(In millions)	3Q24	2Q24	3Q23	$	%	$	%

Loans held for sale	$97	$112	$41	$(15)	(13)%	$56	NM
Loans and leases:
Commercial	$30,785	$30,511	$30,208	$274	1	$577	2%
Commercial real estate	13,483	13,549	13,140	(66)	—	343	3
Consumer	14,616	14,355	13,545	261	2	1,071	8
Loans and leases, net of unearned income and fees	58,884	58,415	56,893	469	1	1,991	3
Less allowance for loan losses	694	696	681	(2)	—	13	2
Loans and leases held for investment, net of allowance	$58,190	$57,719	$56,212	$471	1	$1,978	4
Unfunded lending commitments	$29,121	$29,122	$30,442	$(1)	—	$(1,321)	(4)
Loans and leases, net of unearned income and fees, increased $2.0 billion, or 3%, to $58.9 billion, relative to the prior year quarter. Consumer loans increased $1.1 billion from the prior year quarter, primarily in the 1-4 family residential loan portfolio, and commercial loans increased $0.6 billion, primarily in the commercial and industrial loan portfolio. Unfunded lending commitments decreased $1.3 billion, or 4%, to $29.1 billion, primarily due to draws on existing commercial and consumer construction lending commitments.

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Credit Quality
				3Q24 - 2Q24		3Q24 - 3Q23
(In millions)	3Q24	2Q24	3Q23	$	%	$	%

Provision for credit losses	$13	$5	$41	$8	NM	$(28)	(68)%
Allowance for credit losses	736	726	738	10	1%	(2)	—
Net loan and lease charge-offs (recoveries)	3	15	14	(12)	(80)	(11)	(79)
Nonperforming assets	368	265	219	103	39	149	68
Classified loans	2,093	1,264	769	829	66	1,324	NM
	3Q24	2Q24	3Q23	bps		bps
Ratio of ACL to loans and leases outstanding, at period end	1.25%	1.24%	1.30%	1		(5)
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.02%	0.10%	0.10%	(8)		(8)
Ratio of nonperforming assets to loans and leases and other real estate owned	0.62%	0.45%	0.38%	17		24
Ratio of classified loans to total loans and leases	3.55%	2.16%	1.35%	139		220
During the third quarter of 2024, we recorded a $13 million provision for credit losses, compared with a $41 million provision during the prior year period. The allowance for credit losses (“ACL”) was $736 million at September 30, 2024, and was relatively flat compared with $738 million at September 30, 2023. The slight decrease in the ACL primarily reflects improvements in economic forecasts and declines in unfunded lending commitments related to construction lending, partially offset by increases associated with declines in credit quality, incremental reserves associated with portfolio-specific risks including commercial real estate (“CRE”), average loan growth of $1.7 billion, and changes in our loan portfolio composition. The ratio of ACL to total loans and leases was 1.25% at September 30, 2024, compared with 1.30% at September 30, 2023.
Net loan and lease charge-offs totaled $3 million, compared with $14 million in the prior year quarter. Nonperforming assets totaled $368 million, or 0.62%, compared with $219 million, or 0.38%, of total loans and leases. Classified loans totaled $2.1 billion, or 3.55%, compared with $769 million, or 1.35%, of total loans and leases.
The increases in nonperforming assets and classified loans were primarily in the commercial and industrial and term CRE portfolios. Classified loans increased primarily in the multifamily CRE loan portfolio as borrowers missed projections due to lower-than-anticipated leasing, rent concessions, elevated costs, and higher interest rates. Our multifamily CRE loan portfolio continues to benefit from strong underwriting, supported by high borrower equity and guarantor support.

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Deposits and Borrowed Funds
				3Q24 - 2Q24		3Q24 - 3Q23
(In millions)	3Q24	2Q24	3Q23	$	%	$	%

Deposits:
Noninterest-bearing demand	$24,973	$24,731	$26,733	$242	1%	$(1,760)	(7)%
Interest-bearing:
Savings and money market	39,215	38,560	37,026	655	2	2,189	6
Time	6,333	6,189	5,089	144	2	1,244	24
Brokered	5,197	4,290	6,551	907	21	(1,354)	(21)
Total interest-bearing	50,745	49,039	48,666	1,706	3	2,079	4
Total deposits	$75,718	$73,770	$75,399	$1,948	3	$319	—
Borrowed funds:
Federal funds purchased and other short-term borrowings	$2,919	$5,651	$4,346	$(2,732)	(48)	$(1,427)	(33)
Long-term debt	548	546	540	2	—	8	1
Total borrowed funds	$3,467	$6,197	$4,886	$(2,730)	(44)	$(1,419)	(29)
Total deposits increased $319 million from the prior year quarter, as a $2.1 billion increase in interest-bearing deposits was partially offset by a $1.8 billion decrease in noninterest-bearing demand deposits. At September 30, 2024, customer deposits (excluding brokered deposits) totaled $70.5 billion, compared with $68.8 billion at September 30, 2023, and included approximately $7.3 billion and $6.4 billion of reciprocal deposits, respectively. Our loan-to-deposit ratio was 78%, compared with 75% in the prior year quarter.
Total borrowed funds, consisting primarily of secured borrowings, decreased $1.4 billion, or 29%, from the prior year quarter, primarily due to a decrease in security repurchase agreements.

Shareholders’ Equity
				3Q24 - 2Q24		3Q24 - 3Q23
(In millions, except share data)	3Q24	2Q24	3Q23	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$440	$—	—%	$—	—%
Common stock and additional paid-in capital	1,717	1,713	1,726	4	—	(9)	(1)
Retained earnings	6,564	6,421	6,157	143	2	407	7
Accumulated other comprehensive income (loss)	(2,336)	(2,549)	(3,008)	213	8	672	22
Total shareholders’ equity	$6,385	$6,025	$5,315	$360	6	$1,070	20
Capital distributions:
Common dividends paid	$61	$61	$61	$—	—	$—	—
Bank common stock repurchased	—	—	—	—	—	—	—
Total capital distributed to common shareholders	$61	$61	$61	$—	—	$—	—

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	147,150	147,120	147,653	30	—%	(503)	—%
Common shares outstanding, at period end (in thousands)	147,699	147,684	148,146	15	—	(447)	—
The common stock dividend was $0.41 per share, unchanged from the third quarter of 2023. Common shares outstanding decreased 0.4 million from the third quarter of 2023, primarily due to common stock repurchases in the first quarter of 2024.

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Accumulated other comprehensive income (loss) (“AOCI”) was a loss of $2.3 billion at September 30, 2024, and largely reflects a decline in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Although changes in AOCI are reflected in shareholders’ equity, they are currently excluded from regulatory capital, and therefore do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $7.2 billion, an increase of 6%, compared with $6.8 billion in the prior year period. The estimated CET1 capital ratio was 10.7%, compared with 10.2%. Tangible book value per common share increased to $33.12, compared with $25.75, primarily due to an increase in retained earnings and reduced unrealized losses in AOCI. For more information on non-GAAP financial measures, see pages 16-17.

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the third quarter results at 5:30 p.m. ET on October 21, 2024. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and using the meeting number 13749356, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with approximately $87 billion of total assets at December 31, 2023, and annual net revenue of $3.1 billion in 2023. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P MidCap 400 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied. Forward-looking statements include, among others:
•Statements with respect to the beliefs, plans, objectives, goals, targets, commitments, designs, guidelines, expectations, anticipations, and future financial condition, results of operations and performance of Zions Bancorporation, National Association and its subsidiaries (collectively “Zions Bancorporation, N.A.,” “the Bank,” “we,” “our,” “us”); and
•Statements preceded or followed by, or that include the words “may,” “might,” “can,” “continue,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “forecasts,” “expect,” “intend,” “target,” “commit,” “design,” “plan,” “projects,” “will,” and the negative thereof and similar words and expressions.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although the following list is not comprehensive, important factors that may cause material differences include:

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•The quality and composition of our loan and securities portfolios and the quality and composition of our deposits;
•Changes in general industry, political, and economic conditions, including elevated inflation, economic slowdown or recession, or other economic challenges; changes in interest and reference rates, which could adversely affect our revenue and expenses, the value of assets and liabilities, and the availability and cost of capital and liquidity; deterioration in economic conditions that may result in increased loan and leases losses;
•The effects of newly enacted and proposed regulations affecting us and the banking industry, as well as changes and uncertainties in applicable laws, and fiscal, monetary, regulatory, trade, and tax policies, and actions taken by governments, agencies, central banks, and similar organizations, including those that result in decreases in revenue; increases in bank fees, insurance assessments and capital standards; and other regulatory requirements;
•Competitive pressures and other factors that may affect aspects of our business, such as pricing and demand for our products and services, and our ability to recruit and retain talent;
•The impact of technological advancements, digital commerce, artificial intelligence, and other innovations affecting the banking industry;
•Our ability to complete projects and initiatives and execute on our strategic plans, manage our risks, control compensation and other expenses, and achieve our business objectives;
•Our ability to develop and maintain technology, information security systems, and controls designed to guard against fraud, cybersecurity, and privacy risks;
•Our ability to provide adequate oversight of our suppliers or prevent inadequate performance by third parties upon whom we rely for the delivery of various products and services;
•Natural disasters, pandemics, catastrophic events, and other emergencies and incidents and their impact on our and our customers’ operations and business and communities, including the increasing difficulty in, and the expense of, obtaining property, auto, business, and other insurance products;
•Governmental and social responses to environmental, social, and governance issues, including those with respect to climate change;
•Securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital;
•The possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and shareholders’ equity;
•The impact of bank closures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
•Adverse news and other expressions of negative public opinion whether directed at us, other banks, the banking industry, or otherwise that may adversely affect our reputation and that of the banking industry generally;
•Protracted congressional negotiations and political stalemates regarding government funding and other issues, including those that increase the possibility of government shutdowns, downgrades in United States (“U.S.”) credit ratings, or other economic disruptions; and
•The effects of wars and geopolitical conflicts, such as the ongoing war between Russia and Ukraine, the war in the Middle East, and other local, national, or international disasters, crises, or conflicts that may occur in the future.
Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2023 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
We caution against the undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

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FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
BALANCE SHEET [1]
Loans held for investment, net of allowance	$58,190	$57,719	$57,410	$57,095	$56,212
Total assets	87,032	87,606	87,060	87,203	87,269
Deposits	75,718	73,770	74,237	74,961	75,399
Total shareholders’ equity	6,385	6,025	5,829	5,691	5,315
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$204	$190	$143	$116	$168
Net interest income	620	597	586	583	585
Taxable-equivalent net interest income [2]	632	608	596	593	596
Total noninterest income	172	179	156	148	180
Total noninterest expense	502	509	526	581	496
Pre-provision net revenue [2]	302	278	226	160	280
Adjusted pre-provision net revenue [2]	299	278	242	262	272
Provision for credit losses	13	5	13	—	41
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.37	$1.28	$0.96	$0.78	$1.13
Dividends	0.41	0.41	0.41	0.41	0.41
Book value per common share [1]	40.25	37.82	36.50	35.44	32.91
Tangible book value per common share [1,2]	33.12	30.67	29.34	28.30	25.75
Weighted average share price	47.13	42.01	41.03	35.95	34.67
Weighted average diluted common shares outstanding (in thousands)	147,150	147,120	147,343	147,645	147,653
Common shares outstanding (in thousands) [1]	147,699	147,684	147,653	148,153	148,146
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.95%	0.91%	0.70%	0.57%	0.80%
Return on average common equity	14.1%	14.0%	10.9%	9.2%	13.5%
Return on average tangible common equity [2]	17.4%	17.5%	13.7%	11.8%	17.3%
Net interest margin	3.03%	2.98%	2.94%	2.91%	2.93%
Cost of total deposits	2.14%	2.11%	2.06%	2.06%	1.92%
Efficiency ratio [2]	62.5%	64.5%	67.9%	65.1%	64.4%
Effective tax rate [3]	22.7%	23.3%	24.6%	16.0%	23.2%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.62%	0.45%	0.44%	0.39%	0.38%
Annualized ratio of net loan and lease charge-offs to average loans	0.02%	0.10%	0.04%	0.06%	0.10%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.25%	1.24%	1.27%	1.26%	1.30%
Full-time equivalent employees	9,503	9,696	9,708	9,679	9,984
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	5.7%	5.2%	5.0%	4.9%	4.4%
Common equity tier 1 capital [4]	$7,206	$7,057	$6,920	$6,863	$6,803
Risk-weighted assets [4]	$67,199	$66,885	$66,824	$66,934	$66,615
Common equity tier 1 capital ratio [4]	10.7%	10.6%	10.4%	10.3%	10.2%
Tier 1 risk-based capital ratio [4]	11.4%	11.2%	11.0%	10.9%	10.9%
Total risk-based capital ratio [4]	13.2%	13.1%	12.9%	12.8%	12.8%
Tier 1 leverage ratio [4]	8.6%	8.5%	8.4%	8.3%	8.3%
1 At period end.
2 For information on non-GAAP financial measures, see pages 16-17.
3 The decrease in the effective tax rate at December 31, 2023 was the result of changes in the reserve for uncertain tax positions.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 10

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$1,114	$717	$709	$716	$700
Money market investments:
Interest-bearing deposits	1,253	2,276	1,688	1,488	1,704
Federal funds sold and securities purchased under agreements to resell	986	936	894	937	1,427
Trading securities, at fair value	68	24	59	48	31
Investment securities:
Available-for-sale, at fair value	9,495	9,483	9,931	10,300	10,148
Held-to-maturity[1], at amortized cost	9,857	10,065	10,209	10,382	10,559
Total investment securities, net of allowance	19,352	19,548	20,140	20,682	20,707
Loans held for sale[2]	97	112	12	53	41
Loans and leases, net of unearned income and fees	58,884	58,415	58,109	57,779	56,893
Less allowance for loan losses	694	696	699	684	681
Loans held for investment, net of allowance	58,190	57,719	57,410	57,095	56,212
Other noninterest-bearing investments	946	987	922	950	929
Premises, equipment, and software, net	1,372	1,383	1,396	1,400	1,410
Goodwill and intangibles	1,053	1,055	1,057	1,059	1,060
Other real estate owned	5	4	6	6	7
Other assets	2,596	2,845	2,767	2,769	3,041
Total assets	$87,032	$87,606	$87,060	$87,203	$87,269
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$24,973	$24,731	$25,137	$26,244	$26,733
Interest-bearing:
Savings and money market	39,242	38,596	38,879	38,721	37,090
Time	11,503	10,443	10,221	9,996	11,576
Total deposits	75,718	73,770	74,237	74,961	75,399
Federal funds and other short-term borrowings	2,919	5,651	4,895	4,379	4,346
Long-term debt	548	546	544	542	540
Reserve for unfunded lending commitments	42	30	37	45	57
Other liabilities	1,420	1,584	1,518	1,585	1,612
Total liabilities	80,647	81,581	81,231	81,512	81,954
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	440
Common stock[3] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,717	1,713	1,705	1,731	1,726
Retained earnings	6,564	6,421	6,293	6,212	6,157
Accumulated other comprehensive income (loss)	(2,336)	(2,549)	(2,609)	(2,692)	(3,008)
Total shareholders’ equity	6,385	6,025	5,829	5,691	5,315
Total liabilities and shareholders’ equity	$87,032	$87,606	$87,060	$87,203	$87,269
[1] Held-to-maturity (fair value)	$10,024	$9,891	$10,105	$10,466	$10,049
[2] Loans held for sale (carried at fair value)	58	58	—	43	—
[3] Common shares (issued and outstanding)	147,699	147,684	147,653	148,153	148,146

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Interest income:
Interest and fees on loans	$899	$877	$865	$848	$831
Interest on money market investments	67	56	47	48	35
Interest on securities	138	140	142	144	144
Total interest income	1,104	1,073	1,054	1,040	1,010
Interest expense:
Interest on deposits	403	390	376	395	366
Interest on short- and long-term borrowings	81	86	92	62	59
Total interest expense	484	476	468	457	425
Net interest income	620	597	586	583	585
Provision for credit losses:
Provision for loan losses	1	12	21	12	44
Provision for unfunded lending commitments	12	(7)	(8)	(12)	(3)
Total provision for credit losses	13	5	13	—	41
Net interest income after provision for credit losses	607	592	573	583	544
Noninterest income:
Commercial account fees	46	45	44	43	43
Card fees	24	25	23	26	26
Retail and business banking fees	18	16	16	17	17
Loan-related fees and income	17	18	15	16	23
Capital markets fees	28	21	24	19	18
Wealth management fees	14	15	15	14	15
Other customer-related fees	14	14	14	15	15
Customer-related noninterest income	161	154	151	150	157
Fair value and nonhedge derivative income (loss)	(3)	(1)	1	(9)	7
Dividends and other income	5	22	6	8	12
Securities gains (losses), net	9	4	(2)	(1)	4
Total noninterest income	172	179	156	148	180
Noninterest expense:
Salaries and employee benefits	317	318	331	301	311
Technology, telecom, and information processing	66	66	62	65	62
Occupancy and equipment, net	40	40	39	38	42
Professional and legal services	14	17	16	17	16
Marketing and business development	12	13	10	11	10
Deposit insurance and regulatory expense	19	21	34	109	20
Credit-related expense	6	6	7	7	6
Other real estate expense, net	—	(1)	—	—	—
Other	28	29	27	33	29
Total noninterest expense	502	509	526	581	496
Income before income taxes	277	262	203	150	228
Income taxes	63	61	50	24	53
Net income	214	201	153	126	175
Preferred stock dividends	(10)	(11)	(10)	(10)	(7)
Net earnings applicable to common shareholders	$204	$190	$143	$116	$168
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	147,138	147,115	147,338	147,640	147,648
Diluted shares (in thousands)	147,150	147,120	147,343	147,645	147,653
Net earnings per common share:
Basic	$1.37	$1.28	$0.96	$0.78	$1.13
Diluted	1.37	1.28	0.96	0.78	1.13

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Commercial:
Commercial and industrial	$16,757	$16,622	$16,519	$16,684	$16,341
Leasing	377	390	388	383	373
Owner occupied	9,381	9,236	9,295	9,219	9,273
Municipal	4,270	4,263	4,277	4,302	4,221
Total commercial	30,785	30,511	30,479	30,588	30,208
Commercial real estate:
Construction and land development	2,833	2,725	2,686	2,669	2,575
Term	10,650	10,824	10,892	10,702	10,565
Total commercial real estate	13,483	13,549	13,578	13,371	13,140
Consumer:
Home equity credit line	3,543	3,468	3,382	3,356	3,313
1-4 family residential	9,489	9,153	8,778	8,415	8,116
Construction and other consumer real estate	997	1,139	1,321	1,442	1,510
Bankcard and other revolving plans	461	466	439	474	475
Other	126	129	132	133	131
Total consumer	14,616	14,355	14,052	13,820	13,545
Total loans and leases	$58,884	$58,415	$58,109	$57,779	$56,893

Nonperforming Assets
(Unaudited)

(In millions)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Nonaccrual loans [1]	$363	$261	$248	$222	$216
Other real estate owned [2]	5	4	6	6	3
Total nonperforming assets	$368	$265	$254	$228	$219
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.62%	0.45%	0.44%	0.39%	0.38%
Accruing loans past due 90 days or more	$7	$6	$3	$3	$16
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	0.01%	0.01%	0.01%	0.03%
Nonaccrual loans and accruing loans past due 90 days or more	$370	$267	$251	$225	$232
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.64%	0.46%	0.44%	0.40%	0.41%
Accruing loans past due 30-89 days	$89	$114	$77	$86	$86
Classified loans	2,093	1,264	966	825	769
Ratio of classified loans to total loans and leases	3.55%	2.16%	1.66%	1.43%	1.35%
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Allowance for Loan and Lease Losses
Balance at beginning of period	$696	$699	$684	$681	$651
Provision for loan losses	1	12	21	12	44
Loan and lease charge-offs	15	21	14	13	20
Less: Recoveries	12	6	8	4	6
Net loan and lease charge-offs (recoveries)	3	15	6	9	14
Balance at end of period	$694	$696	$699	$684	$681
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.18%	1.19%	1.20%	1.18%	1.20%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	191%	267%	282%	308%	342%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.02%	0.10%	0.04%	0.06%	0.10%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$30	$37	$45	$57	$60
Provision for unfunded lending commitments	12	(7)	(8)	(12)	(3)
Balance at end of period	$42	$30	$37	$45	$57
Allowance for Credit Losses
Allowance for loan losses	$694	$696	$699	$684	$681
Reserve for unfunded lending commitments	42	30	37	45	57
Total allowance for credit losses	$736	$726	$736	$729	$738
Ratio of ACL to loans[1] and leases outstanding, at period end	1.25%	1.24%	1.27%	1.26%	1.30%
1 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Loans held for sale	$—	$—	$—	$—	$17
Commercial:
Commercial and industrial	$173	$111	$110	$82	$59
Leasing	2	2	2	2	—
Owner occupied	29	28	20	20	27
Municipal	11	6	—	—	—
Total commercial	215	147	132	104	86
Commercial real estate:
Construction and land development	2	2	1	22	22
Term	67	35	42	39	40
Total commercial real estate	69	37	43	61	62
Consumer:
Home equity credit line	30	29	27	17	16
1-4 family residential	47	46	44	40	35
Bankcard and other revolving plans	1	1	1	—	—
Other	1	1	1	—	—
Total consumer	79	77	73	57	51
Total nonaccrual loans	$363	$261	$248	$222	$216

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Commercial:
Commercial and industrial	$3	$4	$4	$7	$8
Owner occupied	—	—	—	—	(1)
Total commercial	3	4	4	7	7
Commercial real estate:
Construction and land development	—	—	(1)	—	1
Term	(2)	11	—	—	2
Total commercial real estate	(2)	11	(1)	—	3
Consumer:
Home equity credit line	—	—	—	—	2
1-4 family residential	—	(1)	1	—	—
Bankcard and other revolving plans	2	1	1	2	2
Other	—	—	1	—	—
Total consumer loans	2	—	3	2	4
Total net charge-offs (recoveries)	$3	$15	$6	$9	$14

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	September 30, 2024		June 30, 2024		September 30, 2023
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$2,457	5.53%	$1,909	5.57%	$1,539	5.52%
Federal funds sold and securities purchased under agreements to resell	2,258	5.82%	2,026	5.87%	874	6.13%
Total money market investments	4,715	5.67%	3,935	5.72%	2,413	5.74%
Trading securities	32	4.18%	39	4.74%	20	4.65%
Investment securities:
Available-for-sale	9,442	3.53%	9,670	3.57%	10,606	3.24%
Held-to-maturity	9,936	2.22%	10,120	2.25%	10,625	2.21%
Total investment securities	19,378	2.86%	19,790	2.90%	21,231	2.73%
Loans held for sale	104	NM	43	NM	46	NM
Loans and leases:[2]
Commercial	30,671	6.14%	30,505	6.05%	30,535	5.69%
Commercial real estate	13,523	7.23%	13,587	7.22%	13,016	7.14%
Consumer	14,471	5.18%	14,199	5.17%	13,417	4.92%
Total loans and leases	58,665	6.15%	58,291	6.11%	56,968	5.84%
Total interest-earning assets	82,894	5.35%	82,098	5.31%	80,678	5.02%
Cash and due from banks	703		691		712
Allowance for credit losses on loans and debt securities	(699)		(697)		(651)
Goodwill and intangibles	1,054		1,056		1,061
Other assets	5,218		5,424		5,523
Total assets	$89,170		$88,572		$87,323
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$39,031	2.72%	$38,331	2.73%	$35,346	2.42%
Time	11,275	4.81%	10,744	4.87%	12,424	4.81%
Total interest-bearing deposits	50,306	3.19%	49,075	3.20%	47,770	3.04%
Borrowed funds:
Federal funds purchased and security repurchase agreements	1,072	5.33%	1,166	5.38%	1,770	5.31%
Other short-term borrowings	4,704	4.89%	5,097	4.95%	2,233	4.95%
Long-term debt	546	5.91%	544	5.98%	539	5.37%
Total borrowed funds	6,322	5.06%	6,807	5.10%	4,542	5.14%
Total interest-bearing liabilities	56,628	3.40%	55,882	3.43%	52,312	3.22%
Noninterest-bearing demand deposits	24,723		25,153		27,873
Other liabilities	1,641		1,647		1,760
Total liabilities	82,992		82,682		81,945
Shareholders’ equity:
Preferred equity	440		440		440
Common equity	5,738		5,450		4,938
Total shareholders’ equity	6,178		5,890		5,378
Total liabilities and shareholders’ equity	$89,170		$88,572		$87,323
Spread on average interest-bearing funds		1.95%		1.88%		1.80%
Impact of net noninterest-bearing sources of funds		1.08%		1.10%		1.13%
Net interest margin		3.03%		2.98%		2.93%
Memo: total cost of deposits		2.14%		2.11%		1.92%
Memo: total deposits and interest-bearing liabilities	$81,351	2.36%	$81,035	2.36%	$80,185	2.10%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release presents non-GAAP financial measures in addition to GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance and financial position. We believe that presenting these non-GAAP financial measures allows investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Net earnings applicable to common shareholders (GAAP)		$204	$190	$143	$116	$168
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1	1	1	1	1
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$205	$191	$144	$117	$169
Average common equity (GAAP)		$5,738	$5,450	$5,289	$4,980	$4,938
Average goodwill and intangibles		(1,054)	(1,056)	(1,058)	(1,060)	(1,061)
Average tangible common equity (non-GAAP)	(b)	$4,684	$4,394	$4,231	$3,920	$3,877
Number of days in quarter	(c)	92	91	91	92	92
Number of days in year	(d)	366	366	366	365	365
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	17.4%	17.5%	13.7%	11.8%	17.3%
1 Excluding the effect of AOCI from average tangible common equity would result in associated returns of 11.4%, 10.9%, 8.4%, 6.7%, and 9.9% for the periods presented, respectively.

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Total shareholders’ equity (GAAP)		$6,385	$6,025	$5,829	$5,691	$5,315
Goodwill and intangibles		(1,053)	(1,055)	(1,057)	(1,059)	(1,060)
Tangible equity (non-GAAP)	(a)	5,332	4,970	4,772	4,632	4,255
Preferred stock		(440)	(440)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$4,892	$4,530	$4,332	$4,192	$3,815
Total assets (GAAP)		$87,032	$87,606	$87,060	$87,203	$87,269
Goodwill and intangibles		(1,053)	(1,055)	(1,057)	(1,059)	(1,060)
Tangible assets (non-GAAP)	(c)	$85,979	$86,551	$86,003	$86,144	$86,209
Common shares outstanding (in thousands)	(d)	147,699	147,684	147,653	148,153	148,146
Tangible equity ratio (non-GAAP) [1]	(a/c)	6.2%	5.7%	5.5%	5.4%	4.9%
Tangible common equity ratio (non-GAAP)	(b/c)	5.7%	5.2%	5.0%	4.9%	4.4%
Tangible book value per common share (non-GAAP)	(b/d)	$33.12	$30.67	$29.34	$28.30	$25.75
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allows for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses. Adjusted pre-provision net revenue enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Noninterest expense (GAAP)	(a)	$502	$509	$526	$581	$496
Adjustments:
Severance costs		1	1	—	—	—
Other real estate expense, net		—	(1)	—	—	—
Amortization of core deposit and other intangibles		2	1	2	2	2
Restructuring costs		—	—	—	—	1
SBIC investment success fee accrual		—	1	—	—	—
FDIC special assessment		—	1	13	90	—
Total adjustments	(b)	3	3	15	92	3
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$499	$506	$511	$489	$493

Net interest income (GAAP)	(d)	$620	$597	$586	$583	$585
Fully taxable-equivalent adjustments	(e)	12	11	10	10	11
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	632	608	596	593	596
Noninterest income (GAAP)	(g)	172	179	156	148	180
Combined income (non-GAAP)	(h)=(f+g)	804	787	752	741	776
Adjustments:
Fair value and nonhedge derivative income (loss)		(3)	(1)	1	(9)	7
Securities gains (losses), net		9	4	(2)	(1)	4
Total adjustments	(i)	6	3	(1)	(10)	11
Adjusted taxable-equivalent revenue (non-GAAP)	(j)=(h-i)	$798	$784	$753	$751	$765

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$302	$278	$226	$160	$280
Adjusted PPNR (non-GAAP)	(j)-(c)	299	278	242	262	272
Efficiency ratio (non-GAAP) [1]	(c/j)	62.5%	64.5%	67.9%	65.1%	64.4%
1 Excluding both the $9 million gain on sale of our Enterprise Retirement Solutions business and the $4 million gain on sale of a bank-owned property (recorded in dividends and other income), the efficiency ratio for the three months ended June 30, 2024 would have been 65.6%.